Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2015, in Amendment No. 2 to the Registration Statement (Form S-4/A No. 333-204177) and related Prospectus of AVINTIV Specialty Materials Inc. for the registration of $210,000,000 of its 6.875% Senior Notes due 2019.

/s/ Ernst & Young LLP

Charlotte, North Carolina

August 5, 2015